Exhibit 3.4

                              ARTICLES OF AMENDMENT
                                     OF THE
                            ARTICLES OF INCORPORATION
                                       OF
                               NOBLE ROMAN'S, INC.

                                    ---------

                          Pursuant to I.C. 23-1-29-2 of
                      the Indiana Business Corporation Law

     The undersigned officer of Noble Roman's, Inc. (the "Corporation"), An Indiana corporation incorporated on September 21, 1972 and existing under and pursuant to the provisions of the Indiana Business Corporation Law, as amended, desiring to give notice of corporate action effectuating amendment of certain provisions of its Articles of Incorporation, does hereby certify the following facts:

     FIRST: Pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Articles of Incorporation, as amended, a series of Preferred Stock of the Corporation be mid it is hereby created, pursuant to which Four Million Nine Hundred Twenty-Nine Thousand Two Hundred Seventy-Five (4,929,275) shares of the Preferred Stock shall be designated Series A Convertible Preferred Stock (the "Preferred Shares") and the powers, preferences and relative, participating, optional and other special rights of such Preferred Shares, and the qualifications, limitations or restrictions thereof are as follows:

     Section 1. Liquidation.

     1.1 Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each holder of Preferred Shares will be entitled to be paid, before my distribution or payment is made upon any Common Shares, Common Share Equivalents or any other securities which may be subordinated to the Preferred Shares with respect to the liquidation preference set forth in this Section 1.1, an amount in cash or other assets or property equal to the aggregate Liquidation Value of all of such holder's Preferred Shares. After payment of such aggregate Liquidation Value in respect of the Preferred Shares, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of Common Shares in proportion to the Common Shares then held by them.

     1.2 Insufficient Funds. If upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets available for distribution to the shareholders of the Corporation (the "Distributable Funds") are insufficient to permit the payment to the holders of Preferred Shares of the fall preferential amount set forth in Section 1.1 above, then the Distributable Funds shall be distributed to the holders of Preferred Shares, ratably in proportion to the number of Preferred Shares held by each such holder on the date of liquidation, dissolution or winding up of the Corporation.





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     1.3 Notice. Unless such liquidation, dissolution or winding up of the
Corporation is waived by the holders of a majority of the Preferred Shares then outstanding in writing pursuant to Section 1.4, the Corporation will mail written notice of such liquidation, dissolution or winding up not less than 30 days prior to the payment date stated therein to each record holder of Preferred Shares.

     1.4 Other Liquidation Events. Any (a) sale or issuance or series of sales and/or issuances of shares of the Corporation's capital stock by the Corporation or any, holders thereof, including without limitation pursuant to any merger, consolidation or other Organic Change, which results in any Person or group of affiliated Persons (other than the holders of Common Shares ad Preferred Shares as of the date of the Closing under the Securities Purchase Agreement) owning capital stock of the Corporation possessing the voting power (under ordinary circumstances) to elect a majority of the Board, (b) Organic Change in which the stockholders of the Corporation immediately prior to the transaction possess less than 50% of the voting power of the surviving entity (or its parent) immediately after the transaction, (c) sale or transfer of all or substantially all of the assets of the Corporation, or of the Corporation and its Subsidiaries on a consolidated basis, in any transaction or series of related transactions,
(d) Insolvency Event, (e) refinancing, recapitalization or restructuring of the Corporation's debt or equity, or (f) taking of any action described in Section
8.2 without obtaining the necessary consent set forth in such Section, shall be deemed to be a liquidation, dissolution or winding up for purposes of Section
1.1 above, resulting in the redemption of the Preferred Shares upon payment of the aggregate Liquidation Value therefor in accordance with Section 1.1, unless the holders of a majority of the Preferred Shares then outstanding elect by written notice to the Corporation that such event shall not be deemed a liquidation.

     Section 2. Dividends.

     If at any time the Corporation pays guy dividends or makes any other distributions with respect to the Common Shares, the Corporation shall pay at such tune to each holder of Preferred Shares the dividends or other distributions which such holder would have been entitled to receive bad such holder converted all of its Preferred Shares into Common Shares on the date as of which the holders of Common Shares of record entitled to such dividends or other distributions were determined.

     Section 3. Conversion.

     3.1 Conversion Procedure.

     (a) At any tame and from time to time, any holder of Preferred Shares may convert all or any portion of the Preferred Shares held by such holder into the number of Common Shares computed by (i) multiplying the number of Preferred Shares to be converted by $1.00 and (ii) dividing the resulting product by the Conversion Price then in effect (as determined in Section 3.2 below).

     (b) Each conversion of Preferred Shares' will be deemed to have been effected as of the close of business on the date on which the certificate or certificates

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

representing the Preferred Shares to be converted have been surrendered at the principal office of the Corporation accompanied by a written request for conversion. At such time as such conversion has been effected, the rights of the holder of such Preferred Shares will cease and the Person or Persons in whose name or names any certificate or certificates for Common Shares are to be issued upon such conversion will be deemed to have become the holder or holders of record of the Common Shares represented thereby.

     (c) As soon as possible, but in no event longer than ten business days, after a conversion, has been effected, the Corporation will deliver to the converting holder:

          (i) a certificate or certificates representing the number of Common Shares issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

          (ii) payment in an amount equal to the amount payable under Section
     3.1 (f) below with respect to such conversion; and

          (iii) a certificate representing any Preferred Shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

     (d) The issuance of certificates for Common Shares upon conversion of Preferred Shares will be made without charge to the holders of such Preferred Shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Common Shares. Upon conversion of each Preferred Share, the Corporation will take all such actions as are necessary in order to insure that the Common Shares issuable with respect to such conversion will be validly issued, fully paid and nonassessable.

     (e) The Corporation will not close its books against the transfer of Preferred Shares or Common Shares issued or issuable upon conversion of Preferred Shares in any manner which interferes with the timely conversion of Preferred Shares.

     (f) If a fractional interest in a Common Share would, but for this Section 3.1(f), be deliverable upon any conversion of the Preferred Shares, the Corporation shall, in lieu of delivering a fractional interest thereof, pay an amount to the holder thereof equal to the Market Price of such fractional interest as of time of conversion.

     (g) The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of issuance upon the conversion of the Preferred Shares, such number of Common Shares issuable upon the conversion of all outstanding Preferred Shares based upon the Conversion Price then in effect. All Common Shares which are so issuable shall, when issued, be duly and validly issued, My paid and nonassessable and free from all taxes (other than taxes assessable

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

on or against such holder), liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such Common Shares may be so issued without violation of any applicable law or governmental regulation applicable to the Corporation or generally applicable to transactions of such type or any requirements of any domestic securities exchange upon which Common Shares may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

     3.2 Conversion Price.

     (a) Initial Conversion The initial Conversion Price will be $3.00. In order to prevent dilution of the conversion rights granted to holders of Preferred Shares hereunder, the Conversion Price will be subject to adjustment from time to time pursuant to this Section 3.2 and Sections 3.4 and 3.5 below. For purposes of this Section 3.2, the Corporation shall be deemed to have issued or sold Common Shares as set forth in Section 3.3 below.

     (b) Adjustment for Dilutive Events. If and whenever on or after February 8, 2000 the Corporation issues or sells, or in accordance with Section 3.3 below is deemed to have issued or sold, any Common Shares for consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale (a "Dilutive Event"), then forthwith upon the occurrence of any such Dilutive Event the Conversion Price will be reduced so that the Conversion Price in effect immediately following the Dilutive Event will equal the quotient derived by dividing (i) the sum of (x) the product derived by multiplying the Conversion Price in effect immediately prior to such Dilutive Event times the number of Common Shares Deemed Outstanding immediately prior to such Dilutive Event, plus (y) the consideration, if any, received by the Corporation pursuant to such Dilutive Event, by (it) the number of Common Shares Deemed Outstanding immediately after such Dilutive Event. As used in this Section 3.2(b) and in
Section 3.3 below, the term "Common Shares" includes Common Share Equivalents.

     3.3 Common Shares Deemed Outstanding. For purposes of determining the adjusted Conversion Price pursuant to Section 3.2(b) above, each of the following events shall be deemed to be an issuance and sale of Common Shares by the Corporation and the "Common Shares Deemed Outstanding"' shall be the number of Common Shares actually issued and outstanding plus the number of Common Shares deemed outstanding as a result of the following events as set forth below.

     (a) Issuance of Rights, Warrants or Options. If after February 8, 2000 (i) the Corporation in any manner grants any rights, warrants or options to subscribe for or to purchase Common Shares or any securities convertible into or exchangeable for Common Shares (such rights or options referred to herein as "Options" and such convertible or exchangeable stock or securities referred to herein as "Convertible Securities") and (ii) the Price Per Share of Common Shares issuable upon the exercise of such Options, or upon conversion or exchange of such Convertible Securities is less than

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the Conversion Price in effect immediately prior to the time of the granting of such Options, then (x) the total maximum amount of such Common Shares issuable upon the exercise of such Options or upon conversion or exchange of the total maximum number of Convertible Securities issuable upon the exercise of such Options will be deemed to be Common Shares issued and sold by the Corporation,
(y) the consideration received pursuant to die Dilutive Event will equal the Price Per Share times the number of Common Shares so deemed issued and sold by the Corporation and (z) the number of Common Shares so deemed issued and sold by the Corporation shall be included in the Common Shares Deemed Outstanding. for purposes of this Section 3.3(a), the "Price Per Share" will be determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the can of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (ii) the total maximum number of Common Shares issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price will be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Shares are actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

     (b) Issuance of Convertible Securities. If after February 9, 2000 (i) the Corporation in any manner issues or sells any Convertible Securities and (ii) the Price Per Share of Common Shares issuable upon such conversion or exchange is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then (A) the maximum number of Common Shares issuable upon conversion or exchange of such Convertible Securities will be deemed to be Common Shares issued and sold by the Corporation, (B) the consideration received pursuant to the Dilutive Event will equal the Price Per Share times the number of Common Shares so deemed issued mid sold by the Corporation and (C) the number of Common Shares so deemed issued and sold by the Corporation shall be included in the Common Shares Deemed Outstanding. For the purpose of this Section 3.3(b), the "Price Per Share" will be determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of Common Shares issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price will be made when Common Shares are actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments to the Conversion Price had been or are to be made pursuant to Section 3.3(a) above, no further adjustment of the Conversion Price will be made by reason of such issue or sale.

     (e) Change in Option Price or Conversion Rate, Expiration of Options. Convertible Securities. If at any time there is a change in (i) the purchase price provided

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for in any Options, (ii) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Shares, then, the Conversion Price in effect at the time of such change will be readjusted to the Conversion Price which would have been in effect had those Options or Convertible Securities still at the time of such change provided for such changed purchase price, Outstanding additional consideration or changed conversion rate, as the case may be, at the time such Options or Convertible Securities were initially granted, issued or sold-, provided that if such adjustment would result in an increase of the Conversion Price in effect, such adjustment will not be effective until 30 days after written notice thereof has been given by the Corporation to all holders of the Preferred Shares. Any adjustment of the Conversion Price pursuant to Section 3.2(b) that relates to an Option or Convertible Security shall be disregarded to the extent that the right to exercise such Option or convert such Convertible Security expires or is canceled without being exercised, so that the, Conversion Price in effect. immediately after such expiration or cancellation shall, be equal to the Conversion Price in effect immediately prior to the time of the issue of the expired or canceled Option or Convertible Security, with such additional adjustments as would have been made to that Conversion Price had the expired or canceled Option or Convertible Security not been issued.

     (d) Calculation of Consideration Received. If any Common Shares, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor or the Price Per Share, as the case may be, will be deemed to be the net amount received or to be received, respectively, by the Corporation therefor. In case any Common Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation or the non-cash portion of the Price Per Share, as the case my be, will be the fair market value of such consideration received or to be received, respectively, by the Corporation, except where such consideration consists of securities, in which case the amount of consideration received or to be received, respectively, by the Corporation will be the Market Price thereof as of the date of receipt. If any Common Shares, Options or Convertible Securities are issued in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Shares, Options or Convertible Securities, as the case may be. The fair market value of any consideration other than cash and securities will be determined jointly by the Corporation and the holders of a majority of the outstanding Preferred Shares. If such parties are unable to reach agreement within a reasonable period of time, the fair market value of such consideration will be determined by an independent appraiser jointly selected by the Corporation and the holders of a majority of the outstanding Preferred Shares; the cost of such appraiser shall be shared equally by the Corporation and the holders of the Preferred Shares,

     (e) Integrated Transactions. In case any Option is issued in connection with the issuance or sale of other securities of the Corporation, together

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comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option will be deemed to have been issued for a consideration of $ 1.00.

     (f) Treasury Shares. The number of Common Shares Deemed Outstanding at any given time shall not include shares owed or held by or for the account of the Corporation, and the disposition of any shares so owned or held shall be considered an issuance or sale of Common Shares by the Corporation.

     (g) Record Date. If the Corporation takes a record of the holders of Common Shares for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Shares, Options or in Convertible Securities or
(ii) to subscribe for or purchase Common Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the Common Shares deemed to haw been issued or sold upon the declaration of such dividend of upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

     (h) Exclusion. Notwithstanding the foregoing, the following shall not constitute an issuance and sale of Common Shares by the Corporation for purposes of section 3.2:

          (i) Common Shares issued or issuable upon conversion of Preferred shares;

          (ii) Common Shares issued or issuable as a dividend or distribution on Preferred Shares;

          (iii) up to 365,750 Common Shares issued to directors, officers or employees of, or consultants to, the Corporation pursuant to an agreement of an option plan or purchase plan or other stock incentive program for directors, officers, employees or consultants (other than Paul W. Mobley or A. Scott Mobley) approved by the Board of Directors (the "Employee Stock Options"), as adjusted for any stock dividend, stock split or other recapitalization occurring after February 8, 2000;

          (iv) Common Shares issued pursuant to the exercise Of any Option (other than an Employee Stock Option) or conversion of any Convertible Security issued and outstanding on or before February 9, 2000;

          (v) Common Shares and Convertible Securities issued pursuant to (A) that certain Securities Purchase Agreement dated as of February 9, 2000 between the Corporation and the other parties thereto, and (B) that certain Securities Purchase Agreement dated as of April 30, 1999 between the Corporation and the other parties thereto, including, without limitation, additional Convertible securities issued pursuant to the term thereof in lieu of interest and

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     Common Shares issued upon conversion of any such Convertible Securities
     (collectively, the "Investor Securities"); and

          (vi) to the extent the Corporation declares a dividend or other distribution with respect to its Common Shares generally and pays such dividend or other distribution in the form of Common Shares, the Common Shares issued or issuable by way of such dividend or other distribution with respect to Common Shares excluded from the definition of Common Shares Deemed Outstanding by this Section.

     3.4 Subdivision or Combination of Common Shares. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding Common Shares into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding Common Shares into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be increased.

     3.5 Organic Change.

     (a) Corporation Survives. Upon the consummation of an Organic Change (other than a transaction in which the Corporation is not the surviving entity) the term of the Preferred Shares shall be deemed modified, without payment of any additional consideration therefor, so as to provide that upon the conversion of Preferred Shares following the consummation of such Organic Change, the holder of such Preferred Shares shall have the right to acquire and receive (in lieu of or in addition to, the Common Shares acquirable and receivable prior to the Organic Change) such shares of stock, securities or assets as such holder would have received if such holder had converted its Preferred Shares into Common Shares immediately prior to such Organic Change, in each case giving effect to any adjustment of the Conversion Price made after the daft of consummation of the Organic Change. All other terms of the Preferred Shares shall remain in full force and effect following such an Organic Change. The provisions of this
Section 3.5(a) shall similarly apply to successive Organic Changes.

     (b) Corporation Does Not Survive. The Corporation shall not enter into an Organic Change that is a transaction in which the Corporation is not the surviving entity unless the surviving entity issues new securities, without payment of any additional consideration therefor, with terms that provide that upon the conversion of such securities following the consummation of such Organic Change, the holder of such securities shall have the right to acquire and receive (in lieu of or in addition to the Common Shares acquirable and receivable prior to the Organic Change) such shares of stock, securities or assets as such holder would have received if such holder had converted its Preferred Shares into Common Shares immediately prior to such Organic Change, in each case giving effect to any adjustment of the Conversion Price of such new securities made after the date of consummation of the Organic Change on an equivalent basis to the adjustments provided for the Preferred Shares Conversion Price herein. All other terms

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of the new securities shall be equivalent to the terms of the Preferred Shares provided for herein, The provisions of this Section 3.5(b) shall similarly apply to successive Organic Changes.

     3.6 Notices.

     (a) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Preferred Shares specifying the Conversion Price in effect thereafter with respect to the particular holder.

     (b) The Corporation shall give written notice to all holders of Preferred Shares at least five days prior to the date on which the Corporation closes its books or takes a record for determining rights to vote with respect to any Organic Change, dissolution or liquidation. The Corporation shall also give written notice to the holders of Preferred Shares at least 20 days prior to the date on which any Organic Change shall occur.

     3.7 Certain Events. If any event similar to or of the type contemplated by the provisions of this Section 3, but not expressly provided for by such provisions, occurs, then the Board will make an appropriate and equitable adjustment in the Conversion Price so as to protect the rights of the holders of Preferred Shares; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 3 or decrease the number of Common Shares issuable upon conversion of each Preferred Share.

     Section 4. Purchase Rights

     If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of Common Shares ("Purchase Rights"), then each bolder of Preferred Shares shall be entitled to such Purchase Rights, ratably in proportion to the number of Common Shares each such holder would have held if each had converted all Preferred Shares held by it into Common Shares on the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the grant, issuance or sale of such Purchase Rights.

     Section 5. Pre-emptive Rights.

     If the Corporation authorizes the issuance and the of any Additional Securities, the Corporation will offer to sell to the holders of Preferred Shares, and each holder of Preferred Shares may elect to purchase, up to that number of Additional Securities such that following such purchase, the holder is able to maintain the same percentage ownership (on a fully-diluted basis) of the outstanding Common Shares of the Corporation which such holder possessed by virtue of its ownership of Preferred Shares (or Common Shares resulting from the conversion thereof) immediately prior to the issuance and sale of the Additional Securities. Holders of Preferred Shares will be entitled to purchase the Additional Securities at the same price and upon the some terms as such securities are being offered to any other Persons; provided that, if such

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Persons are to pay for such Additional Securities in whole or in part with consideration other than cash, then the Board shall make a good faith determination of the fair market value of such non-cash consideration and the holders of the Preferred Shares will be entitled to pay cash equal to the fair market value of the non-cash consideration such holders would otherwise pay hereunder in the purchase of such Additional Securities. Notwithstanding the foregoing, a holder of Preferred Shares will not be permitted to exercise its rights under this Section 5 unless such holder agrees to purchase all securities offered as a package or unit in the issuance of the Additional Securities. The Corporation must give written notice of the issuance of Additional Securities, which notice shall set forth the price and other terms of such issuance, to the holders of Preferred Shares no later than 30 days prior to the issuance date of the Additional Securities (the "Issuance Date"). Upon receipt of such notice, the holders may exercise the right granted by this Section 5 by giving written notice to the Corporation within 30 days following receipt of the aforesaid notice, which written notice from a holder shall specify the number of Additional Securities being purchased by such holder and be accompanied by a cashier's or certified check in the full amount of the price for the Additional Securities being purchased. The Corporation shall promptly make delivery to such holders of certificates for the Additional Securities or other securities upon execution of such documents and instruments as shall govern the issuance of such Additional Securities or other securities. Notwithstanding the foregoing, if a holder of Preferred Shares exercises its rights under this Section 5, such holder shall not be required to purchase the Additional Securities unless and until all other parties have purchased their Additional Securities. If a holder of Preferred Shares who is not required to purchase Additional Securities pursuant to the immediately preceding sentence exercises such holder's rights under this Section 5 following the Issuance Date, then such holder shall be deemed to have owned the Additional Securities purchased by it as of the Issuance Date for the purpose of any benefits of ownership relating to such Additional Securities, including the fight to receive cash or stock dividends declared or other distributions, to participate in a merger or reorganization or to reflect any reclassification of Additional Securities between the Issuance Date and the date upon which such holder purchases the Additional Securities.

     Section 6. Tag-Along Rights.

     6.1 Notice of Purchase Offers. In the event any person holding Common Shares constituting "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act"), and also being more than 20% of the Common Shares of the Corporation ("Central, Shareholder"), decides to sell any of his, her or its Common Shares pursuant to a bona fide written offer received or sent by such person (collectively a "Purchase Offer"), then such Central Shareholder shall promptly notify each holder of Preferred Shares of the terms and conditions of such Purchase Offer.

     6.2 Right to Participate. Each holder of Preferred Shares shall have the right, exercisable upon written notice to the Central Shareholder within 30 business days after receipt of the notice of the Purchase Offer, to participate in such Central Shareholder's sale of Common Shares on the same terms and conditions. To the extent the holder of Preferred Shares exercises such right to participation, the number of Common Shares which such Central Shareholder may

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sell pursuant to such Purchase Offer shall be correspondingly reduced. The right of participation of the holder of Preferred Shares shall be subject to die following terms and conditions:

     (a) The holder of Preferred Shares may sell all or any part of that number of Common Shares of the Company equal to the product obtained by multiplying (i) the aggregate number of Common Shares covered by the Purchase Offer by (ii) a fraction, the numerator of which is the number of Common Shares of the Company at the time owned by such holder and the denominator of which is the combined number of Common Shares of the Company at the time owned by the Central Shareholder and all holders of Preferred Shares electing to participate in the Central Shareholder's sale of Common Shares. For purposes of making such computation, a holder of Preferred Shares shall be deemed to own the number of Common Shares into which all its Preferred Shares is at the time convertible.

     (b) The holder of Preferred Shares may participate in the sale by delivering to the selling Central Shareholder for transfer pursuant to the Purchase Offer one or more certificates, properly endorsed for transfer, which

          (i) the number of Common Shares which the holder of Preferred Shares elects to sell pursuant to this Section 6.2; or

          (ii) that number of Preferred Shares which is at such time convertible into the number of Common Shares which the holder of Preferred Shares elects to sell pursuant to this Section 6.2; provided, however, that if the purchase offeror objects to the delivery of Preferred, Shares in lieu of Common Shares, the holder of Preferred Shares may convert and deliver Common Shares as provided in (b)(i) above.

     Section 7. Miscellaneous.

     7.1 Registration of Transfer. The Corporation shall keep at its principal Office a register for the registration of Preferred Shares. Upon the surrender of my certificate representing Preferred Shares at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Preferred Shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of Preferred Shares as is requested by the holder of the surrendered certificate and will be substantially identical In form to the surrendered certificate, and dividends will accrue on the Preferred Shares represented by such new certificate from the date to which dividends have been fully paid on such Preferred Shares represented by the surrendered certificate.

     7.2 Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation of the ownership and the loss, theft, destruction or mutilation of my certificate evidencing Preferred Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is an

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

institutional investor its own agreement will be satisfactory), or, in the can of any such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Preferred Shares represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends will accrue an the Preferred Shares represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

     7.3 Notices. Except as otherwise expressly provided, all notices referred to herein will bee in writing and will be delivered by registered or certified mail, return receipt requested, postage prepaid and will be deemed to have been given when so mailed (a) to the Corporation, at its principal executive offices and (b) to any shareholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated in writing by such bolder).

     Section 8. Voting Rights.

     8.1 Board Representation. The holders of more than 50% of the Preferred Shares shall be entitled to select a person to observe all meeting, of the Board

     8.2 Other Voting Matters. The Corporation may take the various actions listed below only upon satisfying the one or more voting requirements, set forth below, applicable to such action.

     (a) Whenever the Indiana Business Corporation Law provides for a vote of a class of shareholders, the holders of the outstanding shares of any class shall be entitled to vote as a class in respect of any such amendment or transaction and the proposed amendment or transaction shall be approved upon receiving the affirmative vote of the holders of a majority of the outstanding shares of each class of shares entitled to vote as a class in respect thereof and of the total outstanding shares entitled to vote.

     (b) So long as any Preferred Shares remain outstanding, the Corporation shall, not without the affirmative vote or written consent by the holders of more than two-thirds of the Preferred Shares then outstanding:

          (i) directly or indirectly declare or pay any dividends or make any distributions upon any of its equity securities;

          (ii) except for the Investor Securities, authorize, issue, or enter into any agreement providing for the issuance (contingent or otherwise) of
     (A) any notes or debt securities containing equity features with rights superior to those of the Preferred Shares (including, without limitation, any notes or debt securities convertible into or exchangeable for equity securities, issued in connection with the issuance of equity securities or containing profit participation features) or (B) any additional series of preferred shares of the Corporation or any equity

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

     securities with rights superior to those of the Preferred Shares (or any securities convertible into or exchangeable for any equity securities); or

          (iii) make any amendment to the Corporation's articles of incorporation or by-laws or enter into any agreements which alter, change or otherwise amend or adversely effect the rights, preferences or privileges of the Preferred Shares.

     (c) In all other events, except as required by the Indiana Business Corporation Law all holders of shares of the Corporation will vote as a single class, with each holder of Preferred Shares being entitled to cast such number of votes as is equal to the number of Common Shares into which the Preferred Shares of such holder would be converted on the date of such vote.

     Section 9. Definitions.

     "Additional Securities" means (i) any capital stock of the Corporation, whether now authorized or not. (ii) any rights, options or warrants to purchase any such capital stock or to purchase any securities that are or may become convertible into any such capital stock, and (iii) any securities convertible into any such capital stock. provided, however, that Additional Securities shall not include (a) any Preferred Shares, (b) Common Shares issued upon the. conversion of the Preferred Shares; (c) securities issued as a dividend on, subdivision of or other distribution in respect of all outstanding Common Shares, (d) securities issued upon the conversion, exercise or exchange of any option, warrant or convertible security issued as or in connection with a previous issuance of Additional Securities, (e) securities issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets of such other corporation, or by other reorganization whereby the Corporation ends up owning, directly or indirectly, greater than 50% of the voting power of the outstanding stock of such other corporation, or (f) any Common Shares described in Section 3.3(h).

     "Board" means the Corporation's Board of Directors.

     "Common Share" means a share of the Corporation's common stock.

     "Common Share Equivalent" means, collectively, any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

     "Insolvency Event" means (i) the Corporation commencing any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, (19) seeking appointment of a receiver, trustee, custodian or other similar official for it of for all or any substantial part of its assets, or

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

(C) making a general assignment for the benefit of its creditors; or (b) there is commenced against the Corporation any case, proceeding or other action of a nature referred to in clause (i) above; or (iii) there is commenced against the Corporation any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial put of its assets; or (iv) the Corporation takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Corporation generally does not pay its debts as they become due.

     "Liquidation Value" of any Preferred Share as of any particular date will be equal to $1.00 (as adjusted for any divisions, whether by stock split, stock dividend or otherwise, or combinations, whether by reverse stock split or otherwise, of the Preferred Shares).

     "Market Price" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on the primary exchange on which such security is listed at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day. The "Market Price" of a note or other obligation which is not listed on a securities exchange or quoted in the NASDAQ System or reported by the National Quotation Bureau, Incorporated, the total consideration received by the Corporation (including interest) will be discounted at the prime rate of interest at the First National Bank of Chicago in effect at the time the note or obligation is deemed to have been issued. If at any other time such security is not listed on any securities exchange or quoted in the NASDAQ System Or the over-the-counter market, the "Market price", thereof determined jointly by the Corporation and the holders of a majority of the Preferred Shares. If such parties are unable to reach agreement within a reasonable period of time, such fair value will be determined by an independent appraiser jointly selected by the Corporation and the holders of a majority of the Preferred Shares; the cost of such appraiser shall be shared equally by the Corporation and the holders of the Preferred Shares.

     "Organic Change" means any capital reorganization, reclassification, consolidation, merger, lease, or sale of all or substantially all of the Corporation's assets to another Person which is effected in such a way that holders of Common Shares are entitled to receive (either directly or upon subsequent liquidation) shares, securities or assets with respect to or in exchange for Common Shares.

     "Person" means an individual, a Partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

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     "Securities Purchase Agreement" means the Securities Purchase Agreement, entered into as of the 8th day of February, 2000, by and between the Corporation and the investors identified therein.

     SECOND: These Articles of Amendment were duly adopted by the Board of Directors of the Corporation on May 22, 2000 in full legal compliance with the provisions of the Indiana Business Corporation Law, the Articles of Incorporation and the By Laws of the Corporation.

     IN WITNESS WHEREOF, the undersigned hereby verifies, subject to the penalties of perjury, that the statements contained herein are true, this 12th day of April, 2001.

                                       NOBLE ROMAN'S, INC.

                                       By /s/ Paul W. Mobley
                                          -------------------------------------
                                          Paul W. Mobley, Chairman of the Board
                                          and Chief Executive Officer













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